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                     September 21, 2022

       Philip Jones
       Chief Financial Officer
       Vinco Ventures, Inc.
       6 North Main Street
       Fairport, New York 14450

                                                        Re: Vinco Ventures,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-38448

       Dear Mr. Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing